EXHIBIT 99.1


FOR IMMEDIATE RELEASE
January 22, 1998



                   MATTEL BECOMES GLOBAL TOY PARTNER OF
                        NBA, WNBA & USA BASKETBALL
                        --------------------------


    FIRST PRODUCTS TO BE UNVEILED AT AMERICAN INTERNATIONAL TOY FAIR IN
                                 FEBRUARY

     EL SEGUNDO, CALIF., JAN. 22, 1998 -- Mattel, Inc. [NYSE:MAT], the NBA, WNBA and USA Basketball today announced that the toy company has been granted licenses for the exclusive global rights to produce basketball-themed toys bearing the marks of the three organizations. Under the multiyear agreement, Mattel, the worldwide leader in the design and marketing of children's toys, will manufacture boys' and girls' toys in categories including dolls, action figures, figurines, vehicles and pre-school. Mattel also will have the right to manufacture plush toys, activity kits, collectibles, puzzles and games and arts and crafts.

     The agreement includes fashion and collector dolls, including Barbie; large dolls, including Cabbage Patch Kids; action figures, collectibles, vehicles and playsets; miniature die cast vehicles and playsets, including Matchbox and Hot Wheels; and radio and remote control vehicles. Several of these products will be unveiled at the American International Toy Fair in New York on February 9, and will be available at retail for Holiday `98.

     Mattel will support the relationships with significant marketing investments in advertising and special events.

     "The NBA has a unique appeal to young people across a wide range of ages in the United States as well as internationally," said Bruce Stein, President, Mattel Worldwide, and Chief Operating Officer. "The incredible success of the WNBA and the popularity of USA Basketball teams in international competition further demonstrate the tremendous interest in basketball. With the `evergreen' quality that the NBA, WNBA and USA Basketball licenses possess, and the promotional partnerships we can jointly create, we are looking forward to the opportunity to develop a full range of toy products that will be distributed around the world."

     "The NBA has a powerful connection to youth around the world," said David Stern, NBA Commissioner. "That, combined with Mattel's product and marketing strength, creates a partnership that will bring exciting new products to young fans everywhere."

     "Our arenas last season were filled with young fans who love basketball," said Val Ackerman, WNBA President. "It is exciting to team up with a category leader like Mattel, whose brands also resonate with youth."

     "USA Basketball is delighted that Mattel has chosen to join our team," said Warren Brown, USA Basketball Executive Director. "Mattel's established reputation as the worldwide leader in children's toys, and USA Basketball's recognition as the leader in international basketball, will notably enhance the international reception of both parties."

     Sales for the existing NBA toy category are strong, with annual product sales projected to increase by more than 65% this year. According to the National Sporting Goods Association, basketball is the top participation sport among U.S. kids (aged 7-11); 6.4 million kids (34% of all kids) play basketball, and participation among girls is up 10% over last year. Basketball also is the top participation sport among U.S. teens (aged 12-17); 9.2 million teens play basketball, an increase of 5% over last year. A recent SPORTS ILLUSTRATED FOR KIDS Omnibus survey found that 41% of boys and girls aged 9-13 rank the NBA as their favorite sports league.

     Basketball is also the favorite sport of teens globally, according to a recent marketing study by DMB&B conducted with 25,000 adolescents in 41 countries. The study also showed the NBA logo was recognized by 76% of the teens.

     The WNBA attracted more than one million fans in-arena and was viewed on television by more than 65 million fans in the U.S. and by fans in 165 countries during its inaugural season last summer. The 1998 season begins in June.

     USA Basketball is responsible for the selection, training and fielding of men's and women's USA teams that compete in international basketball competitions, including the Olympics and the World Championships of Basketball.

     Mattel, Inc., with $4.5 billion in annual revenues, is the worldwide leader in the design, manufacture and marketing of children's toys including such popular brands as Barbie dolls, Hot Wheels, Matchbox, Fisher-Price, Tyco, Disney and Cabbage Patch Kids. Headquartered in El Segundo, California, Mattel has offices and facilities in 36 countries and markets its products in 159 nations throughout the world.

     The NBA has approximately 150 licensees in categories including apparel, sporting goods, basketball cards and collectibles, home furnishings, school supplies, home electronics, interactive games, home video, publishing, gifts and novelties, and toys and games.


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CONTACT:  Lisa McKendall, Mattel, 310/252-4592
          Hilary Cassidy, 212/407-8715

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